Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE REPORTS SECOND QUARTER RESULTS

Stronger than expected earnings on lower sales

GREENVILLE, SC — January 22, 2009—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced complete financial results for its second quarter ended December 31, 2008.

Quarter End 12/31/08 capsule: Net sales Net income Diluted EPS	$477 million $13.5 million $0.51 per share

“Customers in all our business segments experienced less demand for their products and services due to the global economic crisis,” said Mike Baur, CEO, ScanSource, Inc. “In spite of these lower sales results, we achieved higher profitability than expected.”

For the quarter ended December 31, 2008, net sales decreased 14% to $477 million compared to $553 million for the quarter ended December 31, 2007. Quarterly operating income decreased 27.7% to $18.4 million from $25.4 million for the comparable prior year quarter. Our effective tax rate for the quarter was 34.8%, compared to 37.7% for the prior year quarter. Net income decreased

ScanSource Reports Second Quarter Results

12.5% to $13.5 million for the quarter ended December 31, 2008 versus $15.5 million for the quarter ended December 31, 2007. It should be noted that during the current quarter, the Company settled a legal claim against a former service provider, which resulted in a $3.5 million recovery ($2.2 million after tax or $0.08 per diluted share) that was recorded as Other Income in the accompanying condensed consolidated income statement.

Forecast for Next Quarter

The Company announced its revenue forecast for the third quarter of fiscal 2009. ScanSource expects net revenues for the March 2009 quarter could range from $450 million to $470 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results including but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource Reports Second Quarter Results

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Second Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008	June 30,
	(unaudited)	2008 *
Assets
Current Assets
Cash and cash equivalents	$85,477	$15,224
Trade & notes receivable, net	287,277	360,154
Other receivables	8,418	8,052
Inventories	266,213	280,077
Prepaid expenses and other assets	6,223	5,556
Deferred income taxes	12,453	11,428

Total current assets	666,061	680,491

Property and equipment, net	23,531	22,420
Goodwill	32,954	36,121
Other assets, including identifiable intangible assets	31,324	33,174

Total assets	$753,870	$772,206

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$—	$—
Short-term borrowings	4,225	7,649
Trade accounts payable	243,725	265,284
Accrued expenses and other liabilities	28,771	38,922

Total current liabilities	276,721	311,855

Long-term debt	30,369	29,576
Borrowings under revolving credit facility	20,000	27,047
Other long-term liabilities	9,431	7,975

Total liabilities	336,521	376,453

Shareholders’ Equity
Common stock	100,427	96,097
Retained earnings	316,089	290,134
Accumulated other comprehensive income	833	9,522

Total shareholders’ equity	417,349	395,753

Total liabilities and shareholders’ equity	$753,870	$772,206

* Derived from audited financial statements at June 30, 2008.

ScanSource Reports Second Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$477,093	$553,344	$1,016,918	$1,107,035
Cost of goods sold	424,765	494,167	909,088	989,734

Gross profit	52,328	59,177	107,830	117,301

Selling, general and administrative expenses	33,934	33,743	68,808	66,514

Operating income	18,394	25,434	39,022	50,787

Other expense (income):
Interest expense	623	1,274	1,202	3,399
Interest income	(424)	(404)	(775)	(707)
Other expense (income)	(2,559)	(251)	(2,284)	(403)

Other expense (income), net	(2,360)	619	(1,857)	2,289

Income before income taxes	20,754	24,815	40,879	48,498

Provision for income taxes	7,229	9,365	14,923	18,361

Net income	$13,525	$15,450	$25,956	$30,137

Per share data:
Net income per common share, basic	$0.51	$0.60	$0.99	$1.16

Weighted-average shares outstanding, basic	26,411	25,899	26,244	25,883

Net income per common share, diluted	$0.51	$0.59	$0.98	$1.15

Weighted-average shares outstanding, diluted	26,540	26,330	26,422	26,293

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